Exhibit 99.1
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                             STILWELL FINANCIAL INC.

             INTRODUCTORY COMMENTS TO UNAUDITED PRO FORMA FINANCIAL
                                  INFORMATION

         The accompanying unaudited pro forma consolidated condensed balance sheet gives effect to (a) completion of the offering of senior notes by Stilwell Financial Inc. ("Stilwell" or the "Company") and Stilwell's receipt of net proceeds of approximately $396.1 million, after deducting a discount at issuance, the underwriters' discount and certain offering expenses and (b) Stilwell's purchase of a total of 609,950 shares of Janus common stock from Mr. Bailey and one other minority stockholder of Janus at an aggregate purchase price of approximately $613 million, as if these transactions occurred on September 30, 2001.

         The accompanying unaudited pro forma consolidated condensed statements of income for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to (a) completion of the offering of the senior notes on November 6, 2001 and Stilwell's receipt of net proceeds of approximately $396.1 million, after deducting a discount at issuance, the underwriters' discount and certain offering expenses, (b) the Janus purchase on September 4, 2001 of approximately 139,000 shares of its common stock from Janus employees at a cost of $139.8 million, (c) Stilwell's purchase on November 9, 2001 of a total of 609,950 shares of Janus common stock from Mr. Bailey and one other minority stockholder of Janus at an aggregate purchase price of approximately $613 million using the proceeds from the offering of the senior notes,(d) Stilwell's purchase on March 16, 2001 of 199,042 shares of Janus common stock for approximately $200 million from certain minority stockholders of Janus, other than Mr. Bailey, who exercised their put rights under their stock purchase agreements, (e) completion of a zero-coupon convertible debt ("zero-coupon securities") offering on April 30, 2001 and the receipt of net proceeds of approximately $673.6 million, after deducting the initial purchaser's discount and certain offering expenses, and (f) Stilwell's purchase in April and May, 2001 of a total of 603,000 shares of Janus common stock at an aggregate purchase price of approximately $606 million from Mr. Bailey and one other minority stockholder, as if all of these transactions occurred on January 1, 2000.

         Stilwell adopted the provisions of Statement of Accounting Standards No. 141, "Business Combinations" ("FAS141") and Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") for acquisitions occurring on or after July 1, 2001. With respect to acquisitions occurring prior to July 1, 2001, FAS 141 and FAS 142 will be adopted on January 1, 2002 as required by the new rules. FAS 141 requires the purchase method of accounting and FAS 142 provides that goodwill and intangible assets with indefinite lives will no longer be amortized. As a result, with respect to acquisitions occurring prior to July 1, 2001, all goodwill and intangible assets are amortized over their respective lives, assumed to be a period of 20 years for these pro forma financial statements. With respect to acquisitions occurring on or after July 1, 2001, goodwill will not be amortized and those intangible assets with determinate lives will be amortized over their respective lives, assumed to be a period of 20 years for these pro forma financial statements. In these unaudited pro forma financial statements, Stilwell refers to the transactions described in (b) and (c) in the paragraph immediately above, collectively, as the "post July 1, 2001 acquisitions" and Stilwell refers to the transactions described in (d) and (f) in the paragraph immediately above, collectively, as the "initial acquisitions."

         For purposes of these pro forma financial statements, Stilwell has applied FAS 141 and FAS 142 to acquisitions occurring after July 1, 2001, as if such transactions occurred on January 1, 2000. As such, these pro forma financial statements have been prepared on the assumption that FAS 141

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and FAS 142 apply only to the post July 1, 2001 acquisitions. With respect to the initial acquisitions, Stilwell has applied generally accepted accounting principles that require the amortization of goodwill and intangible assets over their respective lives, assumed to be a period of 20 years for these pro forma financial statements.

         Based on initial estimates, the purchase price relating to the post July 1, 2001 acquisitions exceeded the fair value of the net tangible assets acquired in such transactions by approximately $671.6 million, of which approximately $335.8 million was recorded as goodwill, $167.9 million as indefinite lived intangible assets and $167.9 million as intangible assets subject to amortization. Based on initial estimates, the purchase price relating to the initial acquisitions exceeded the fair value of the net tangible assets acquired in such transactions by approximately $796.0 million, of which approximately $398.0 million was recorded as goodwill and $398.0 million as intangible assets. Stilwell has engaged an independent valuation professional to determine the actual allocation of the aggregate purchase price relating to such transactions. Such independent valuation may affect the initial estimates of intangible assets and goodwill, if any, to be amortized, as well as the periods over which such intangible assets will be amortized.

         These unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions of the shares described above been consummated on the dates indicated, and such pro forma financial statements are not necessarily indicative of Stilwell's future operating results or financial position.

         The pro forma financial information is based upon and should be read in conjunction with the historical consolidated financial information that is presented in the audited consolidated financial statements and related notes included in Stilwell's annual report on Form 10-K for the fiscal year ended December 31, 2000 and the historical consolidated condensed financial information that is presented in Stilwell's quarterly report on Form 10-Q for the three and nine months ended September 30, 2001, both of which are on file with the SEC.

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